Exhibit 99.1


              Possis Medical Starts JETSTENT International Clinical
           Study; Heart Attack Patients Will Receive AngioJet Therapy
               Followed by Direct Stenting as Preferred Treatment


     MINNEAPOLIS--(BUSINESS WIRE)--Jan. 11, 2006--Possis Medical, Inc. (NASDAQ:POSS) today announced that David Antoniucci, M.D., of Careggi Hospital in Florence, Italy, has enrolled and treated the first patients in its randomized, prospective JETSTENT post-market clinical study. JETSTENT, AngioJet Rheolytic Thrombectomy Before Direct Infarct Artery Stenting in Patients Undergoing Primary PCI for Acute Myocardial Infarction, will measure final myocardial infarct size in patients with angiographically evident thrombus who receive interventional treatment for acute myocardial infarction, comparing patients treated with Angiojet(R) thrombectomy prior to direct stenting to patients treated with direct stenting alone. JETSTENT will enroll approximately 500 patients from 10 sites across Europe and South America. The co-principal investigators are Dr. Antoniucci and Antonio Columbo, M.D., Columbus Hospital in Milan, Italy. The co-primary endpoints are ST segment resolution at 30 minutes and final infarct size by nuclear scan at 30 days. JETSTENT enrollment is expected to continue through 2006.
     According to Dr. Antoniucci, "We are excited to have started enrollment in this multi-center JETSTENT clinical study. The use of AngioJet thrombectomy followed by direct artery stenting in heart attack patients has proven to be the preferred method at our hospital."
     "The randomized, multi-center JETSTENT study is designed to confirm the positive results shown in an earlier 100 patient randomized single-site investigation published by Dr. Antoniucci in 2004," said Robert Dutcher, President and CEO of Possis Medical. "In that study, heart attack patients receiving AngioJet thrombectomy prior to direct stenting experienced better reperfusion success than those for whom thrombectomy was not performed," explained Dutcher.
     Dutcher stated that the JETSTENT study is an important next step in continuing efforts by Possis to apply high-end science to confirm and characterize the clinical value of AngioJet thrombectomy in the treatment of coronary thrombus. "We intend to continue our investments in such activities, both to strengthen and deepen our penetration of existing markets such as coronary and peripheral arterial intervention, and to bring the benefits of AngioJet treatment to new markets such as Deep Vein Thrombosis," added Dutcher.
     JETSTENT is expected to resolve issues surrounding the results of the earlier AiMI clinical trial, first communicated in August 2004. "The notable success of the many AngioJet thrombectomy registries and single-site investigations suggests that improved patient outcomes also correlate with patient selection criteria, AngioJet catheter delivery technique and direct stent placement without pre-dilation with balloon catheters," said Dutcher.
     "Although the AiMI trial did not reflect the body of earlier experience, we believe that AiMI helped reveal the value of procedural technique and the importance of focusing on patients with moderate to large thrombus burden. The JETSTENT clinical trial protocol takes advantage of that knowledge," stated Dutcher.
     Possis Medical, Inc. develops manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
     Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to clinical study initiatives, are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.


     CONTACT: Possis Medical, Inc., Minneapolis
              Jules L. Fisher, 763-450-8011
              Jules.Fisher@possis.com